EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Nokia Corporation's Annual Report on Form 20-F for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers Oy

PricewaterhouseCoopers Oy
Espoo, Finland
July 22, 2008